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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Stover                             David                    A.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

900 Victors Way, Suite 350
--------------------------------------------------------------------------------
                                    (Street)

Ann Arbor                          MI                       48108
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Omega Healthcare Investors, Inc. (OHI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


12/99
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

Vice President and Chief Financial Officer
______________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common                                  8/13/99       A*          1,294.274       A     $19.8910                  D**
------------------------------------------------------------------------------------------------------------------------------------
Common                                 11/15/99       A*          1,531.896       A     $17.3970    39,603.003    D**
------------------------------------------------------------------------------------------------------------------------------------
Common                                  8/13/99       A*             30.436       A     $19.8910                  I        ***
------------------------------------------------------------------------------------------------------------------------------------
Common                                 11/15/99       A*             36.024       A     $17.3970       931.46     I        ***
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*  Shares acquired through Dividend Reinvestment Plan.
------------------------------------------------------------------------------------------------------------------------------------
** Includes shares held jointly with wife.
------------------------------------------------------------------------------------------------------------------------------------
*** Owned directly by spouse.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Option             $34.7948  12/30/99  D*             32,298   *       *      Common     32,298            0
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Option             $34.7948  12/30/99  D*              2,702   *       *      Common      2,702            0
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Option             $30.2103  12/30/99  D*             20,078   *       *      Common     20,078            0
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Option             $30.2103  12/30/99  D*              2,075   *       *      Common      2,075            0
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Option             $30.1875  12/30/99  D*             24,188   *       *      Common     24,188            0
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Option             $30.1875  12/30/99  D*              3,312   *       *      Common      3,312            0
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                                                  15,936
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* In exchange for a payment of $7,561.83, representing $.06 per option share as to the $34.7948 grant and $.11 per option share for the $30.2103 and $30.1875 grants, the expiration date of outstanding options was accelerated to December 2, 1999.


/s/ David A. Stover                                            1/28/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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